WEAVER MARTIN & SAMYN, LLC

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in Remmington Enterprises, Inc.'s Registration Statement on Form S-1/A of our audit report dated September 8, 2011, relating to the financial statements as of July 31, 2011.

/s/ Weaver Martin & Samyn LLC
Weaver Martin & Samyn LLC
Kansas City, Missouri
October 7, 2011